Exhibit 99.2

[Letterhead of Morgan Stanley & Co. LLC]

Board of Directors

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, California 90071

We hereby consent to the use in the Registration Statement of Parkway Properties, Inc. (“Parkway”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Parkway and Thomas Properties Group, Inc., which is part of the Registration Statement, of our opinion dated September 4, 2013 appearing as Annex F to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY – Opinions of Financial Advisors,” “THE MERGERS – Background of the Mergers,” “THE MERGERS – Recommendation of the TPGI Board and Its Reasons for the Parent Merger,” and “THE MERGERS – Opinion of TPGI’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Matthew S. Johnson
Matthew S. Johnson Managing Director

New York, New York

November 5, 2013